Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Natural Gas Services Group, Inc.
Midland, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-212411, 333-196578, 333- 160068, 333-160063, 333-147311, and 333-110954) of Natural Gas Services Group, Inc. of our reports dated March 31, 2020, relating to the consolidated financial statements and the effectiveness of Natural Gas Services Group, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

/s/ BDO USA, LLP

Austin, Texas
March 31, 2021